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                                                                    Exhibit 99.1


ASCENT PEDIATRICS AND ALPHARMA ANNOUNCE STRATEGIC ALLIANCE

ALPHARMA TO INVEST UP TO $40 MILLION AND HOLD OPTION TO ACQUIRE ASCENT PEDIATRICS 2002


WILMINGTON, Mass., February 16, 1999 -- Ascent Pediatrics, Inc. and Alpharma, Inc. announced today that they have entered into agreements creating a strategic alliance. Under these agreements, Alpharma, through its subsidiary Alpharma USPD, Inc., will provide up to $40 million in financing to Ascent through a 7.5% convertible subordinated note due in 2004 and 2005. Up to $12 million of the proceeds can be used for general corporate purposes, with $28 million reserved for projects and acquisitions intended to enhance the growth of Ascent.

Under these agreements Alpharma will have the option during a specified period during the first half of year 2002 to acquire the then outstanding shares of Ascent for cash at a price to be determined by an earnings-based formula. Consequently, Ascent has entered into a merger agreement with one of Ascent's subsidiaries in which the subsidiary will merge with Ascent and each share of Ascent common stock will be converted into one depositary receipt which will become subject to Alpharma's purchase option. Ascent intends to apply to have these depositary receipts quoted on the Nasdaq National Market under its current symbol, ASCT.

The agreement and other related transactions, including the authorization of the purchase option, are subject to the approval of Ascent's stockholders at a meeting expected to be held in the second quarter of 1999. Certain Ascent shareholders represented on the Board of Directors, holding approximately 43% of the voting capital stock, have agreed to vote their shares in favor of these agreements.

"We are excited about the prospects of this strategic alliance with Alpharma," commented Dr. Emmett Clemente, Founder and Chairman of Ascent. "We expect that the resources made available by Alpharma will allow Ascent to pursue opportunities for growth in an effort to offer additional improved pediatric products in the future. Alpharma's significant product development and manufacturing expertise in topical and liquid pharmaceuticals make them an excellent partner for Ascent."

"We believe that the excellent track record and quality of our sales organization strategically complements Alpharma's capabilities," commented Alan Fox, President and Chief Executive Officer of Ascent. "As the only pharmaceutical sales force dedicated exclusively to pediatricians, our organization is an important resource to Alpharma. We believe that this partnership will make it possible for Ascent's shareholders to receive a fair value for their investment, should Alpharma exercise their purchase option in 2002."
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Thomas L. Anderson, President of Alpharma's U.S. Pharmaceutical Division, who
will be appointed as a member of Ascent's Board of Directors, commented, "We are very pleased to announce this strategic alliance with Ascent Pediatrics, which represents a key step in executing our strategy of complementing Alpharma's specialty generic pharmaceuticals with higher margin branded products. As the leading provider of liquid and topical pharmaceuticals, we believe our current technologies have many pediatric applications." Mr. Anderson continued, "This relationship could potentially provide access to Ascent's value-added proprietary technologies, particularly in taste masking and extended release, which could then be incorporated into Alpharma USPD's future product development initiatives. Finally, Alpharma's capabilities in manufacturing and distribution may enhance Ascent's efforts in the areas of cost competitiveness and customer service."

Alpharma's option to acquire Ascent for cash in 2002 is at the higher of $140 million or a price equal to 12.2 times Ascent's 2001 pre-tax operating income, adjusted to exclude any R&D expense in excess of $1.5 million and interest on selected securities.

The financing from Alpharma will be in the form of 7.5% subordinated notes due in 2004 and 2005. Alpharma has agreed to loan $4.0 million of the $40.0 million to Ascent immediately upon the execution of the agreements. Alpharma's obligation to loan the balance of the $40.0 million is subject to Ascent stockholder approval of the merger and additional conditions. If Alpharma does not exercise its 2002 purchase option, Ascent will be required to repay the debt in installments from 2004 into 2005. Ascent will also have the right to repurchase such debt following the expiration of the purchase option until December 31, 2002 at 125% of outstanding principal on December 31, 2001 plus accrued interest. If this right is not exercised, the debt becomes convertible into shares of Ascent common stock at a conversion price of $7.125 per share.

In connection with the Alpharma-Ascent alliance, ING Furman Selz Investments and BankBoston Venture Capital have agreed to amend certain terms and rights held by them as a result of their 1998 investment in Ascent. In return, Ascent has agreed to reduce the exercise price of approximately 2.1 million warrants held by ING Furman Selz Investments and BankBoston Venture Capital to $3.00 from $4.75 per share and issue an additional 300,000 shares at a price of $3.00 per share. These investors have agreed to exercise all these warrants and purchase the additional shares by surrendering approximately $7.2 million in Ascent notes held by the investors. The reduction in the exercise price of the warrants and the issuance of these shares are also subject to stockholder approval.

Ascent is the only company dedicated exclusively to selling pharmaceutical products to the pediatric market, a market estimated to be over $4 billion in 1998. Ascent currently markets FeverAll(R) Acetaminophen Suppositories and Pediamist(R) Nasal Mist. Ascent also expects to begin marketing in the second half of 1999 two of its significant products: Primsol(R) solution, an antibiotic for acute otitis media, and Orapred(R), an improved tasting formulation of liquid prednisolone, in both cases
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subject to FDA approval. Ascent currently has 87 sales representatives calling on pediatricians.

Ascent's strategy is to address the unmet medical needs of children through the development of differentiated, proprietary products based on approved compounds with well-known clinical profiles and to utilize its specialized sales force to leverage products from other larger pharmaceutical companies who are not focused on the pediatric market.

Alpharma Inc. is a multinational pharmaceutical company that develops, manufactures and markets specialty human pharmaceutical and animal health products.

Investors are cautioned that this press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "expects", "intends", "will", and similar expressions are intended to identify forward-looking statements. Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially from those indicated by such forward-looking statements due to numerous factors, including but not limited to the following: the risk that the strategic alliance with Alpharma is not successful, the conditions to any additional loans are not satisfied or Alpharma does not exercise its purchase option; the Company's dependence on obtaining regulatory approval to market products; the Company's ability to comply with Nasdaq National Market listing requirements; and the Company's management of growth. Certain of these factors, as well as a number of other important factors, are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors that May Effect Future Results", which description is incorporated herein by this reference, and in its other SEC filings.